UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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QUICKSILVER RESOURCES INC.

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QUICKSILVER RESOURCES INC.

777 West Rosedale Street, Suite 300

Fort Worth, Texas 76104

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

When is the Annual Meeting?	•	9:00 a.m. Central Daylight Time, May 17, 2005.

Where is the Annual Meeting held?	•	Fort Worth Club 306 West Seventh Street Fort Worth, Texas 76102

What are the items of business?	•	Elect two directors, Thomas F. Darden and Mark J. Warner.

	•	Ratify the appointment of Deloitte & Touche LLP as Quicksilver’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

	•	Approve amendments to Quicksilver’s 2004 Non-Employee Director Stock Option Plan.

	•	Transact such other business as may properly come before the meeting, and any adjournment or postponement thereof.

Who can vote?	•	You can vote if you were a stockholder of record on April 11, 2005. Your shares can be voted at the meeting only if you are present or represented by a valid proxy. Whether or not you plan to attend the Annual Meeting, Quicksilver encourages you to vote by proxy at your earliest convenience.

How can I vote?	•	Your vote is important. Please vote in one of the following ways:

- By mail – mark, sign, date and promptly return the enclosed proxy card in the pre-addressed, postage-paid envelope; or

- In person – submit a ballot at the Annual Meeting of Stockholders on May 17, 2005.

John C. Cirone

Vice President, General Counsel and Secretary

April 18, 2005

i

QUICKSILVER RESOURCES INC.

777 West Rosedale Street, Suite 300

Fort Worth, Texas 76104

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of this proxy statement?

The purpose of this proxy statement is to provide information regarding matters to be voted on at the 2005 Annual Meeting of the Stockholders (the “Annual Meeting”) of Quicksilver Resources Inc. (“Quicksilver”). Additionally, it contains certain information that the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”) require Quicksilver to provide annually to its stockholders. The proxy statement is also the document used by Quicksilver’s Board of Directors (the “Board”) to solicit proxies to be used at the Annual Meeting. Quicksilver pays the costs of soliciting proxies. Proxies are solicited to give all stockholders of record an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting.

When is the proxy statement being mailed?

This proxy statement is first being mailed to Quicksilver’s stockholders on or about April 18, 2005.

Who is entitled to vote on the matters discussed in the proxy statement?

You are entitled to vote if you were a stockholder of record of Quicksilver stock as of the close of business on April 11, 2005. Your shares can be voted at the meeting only if you are present or represented by a valid proxy. If your shares are held in street name, you must obtain a proxy, executed in your favor, from your bank, broker or other holder of record to be able to vote at the Annual Meeting.

How can I vote?

You can vote in person by completing a ballot at the Annual Meeting, or you can vote prior to the meeting by proxy. Whether or not you plan to attend the Annual Meeting, Quicksilver encourages you to vote by proxy at your earliest convenience. You may vote by proxy by mail as discussed below.

How do I vote by proxy?

If you choose to vote your shares by proxy, mark the proxy card, date and sign it, and return it to the Secretary of Quicksilver in the pre-addressed, postage-paid envelope provided. If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted as recommended by the Board. If you mail the proxy card, but fail to sign it, your vote cannot be counted. Your completed and signed proxy card should be received by 5:00 p.m. Central Daylight Savings Time on May 16, 2005.

Can employees who participate in Quicksilver’s 401(k) Plan vote?

Participants can instruct the Investment Committee for Quicksilver’s 401(k) Plan how they wish to vote their shares held in the 401(k) Plan. To do so, you must sign and return your proxy card. If cards representing shares held in the 401(k) Plan are not returned, those shares will be voted in proportion to the manner in which shares held in the 401(k) Plan for which voting instructions are received are voted.

Can I change my mind after I vote?

If you vote by proxy, you can revoke that proxy at any time before it is voted at the Annual Meeting. You can do this by:

•	signing another proxy card with a later date and returning it prior to the Annual Meeting; or

•	attending the Annual Meeting in person and casting a ballot.

What constitutes a quorum for the Annual Meeting?

A majority of Quicksilver common stock entitled to vote must be present, either in person or by proxy, in order to constitute a quorum necessary to conduct the Annual Meeting. Abstentions and “broker non-votes” (which are shares with respect to which the broker or nominee is not authorized to vote on a proposal) will be counted for purposes of determining whether a quorum is present at the meeting.

How many votes are required to elect the director nominees?

Directors are elected by a plurality of the votes present in person or by proxy entitled to vote, which means that the two nominees who receive the highest number of properly executed votes will be elected as directors. Abstentions and broker non-votes will not be counted in determining the number of votes cast for those nominees.

How many votes are required to approve the other matters to be voted on?

The affirmative vote of a majority of the shares voted, either in person or by proxy, at the Annual Meeting is needed to approve (i) the ratification of the appointment of Deloitte & Touche LLP as Quicksilver’s independent registered public accounting firm for the fiscal year ending December 31, 2005 and (ii) amendments to Quicksilver’s 2004 Non-Employee Director Stock Option Plan to provide for grants of restricted stock. Consequently, abstentions and broker non-votes will not have any effect on the outcome of the vote on these matters.

How many votes am I entitled to per share?

Each share of Quicksilver common stock that you held on April 11, 2005 entitles you to one vote at the Annual Meeting. At the close of business on April 11, 2005, there were a total of 50,529,083 shares of Quicksilver common stock outstanding which are entitled to vote at the Annual Meeting.

CORPORATE GOVERNANCE MATTERS

The Board of Directors

At the date of this proxy statement, the Board consists of eight members, five of whom are non-employee directors.

Mr. D. Randall Kent will retire from the Board at the Annual Meeting following more than five years of providing distinguished service and leadership to Quicksilver. Mr. Kent currently serves as an independent director on the Audit, Nominating and Corporate Governance and Compensation Committees.

The Board is currently divided into three classes with three-year terms. The terms are staggered so that the term of one class expires at each annual meeting of Quicksilver’s stockholders. Two director nominees have been nominated for election at the Annual Meeting to serve for a three-year term expiring at Quicksilver’s annual meeting of stockholders in 2008.

The age, principal occupation and certain other information for each director nominee and other directors serving unexpired terms are set forth below:

Nominees for election at this meeting to a term expiring in 2008:

•	Thomas F. Darden, 51, Chairman of the Board of Quicksilver since 1999. Quicksilver director since 1997. Director, Mercury Exploration Company.

•	Mark J. Warner, 41, Director of Corporate Development, PointOne, a telecommunications company, since April 2004. Senior Vice President, Growth Capital Partners, L.P., an investment banking firm, 2000-2004. Director of Domestic Finance, Enron Corporation, an energy-trading company, 1995-2000. Quicksilver director since 1999.

Directors whose terms expire in 2006:

•	Glenn Darden, 49, President and Chief Executive Officer of Quicksilver since 1999. Quicksilver director since 1997. Director, Mercury Exploration Company.

•	W. Yandell Rogers, III, 42, Chief Executive Officer of Priest River Ltd. and Lewiston Atlas Ltd., each a privately owned holding company, since 2002. Chief Executive Officer, Ridgway’s, Inc., a provider of reprographics to the engineering and construction industries, 1997-2002. Quicksilver director since 1999.

•	James A. Hughes, 42, an executive of Priest River Ltd., a privately owned holding company, since 2003. President and Chief Operating Officer of Enron Global Assets, an international energy infrastructure company, 1994-2003. Quicksilver director from 2001-2004 and since March 2005.

Directors whose terms expire in 2007:

•	Anne Darden Self, 47, Vice President-Human Resources of Quicksilver since 2000. President, Mercury Exploration Company since 2000 and Vice President-Human Resources, Mercury Exploration Company, 1992-2000. Director, Mercury Exploration Company. Quicksilver director since 1999.

•	Steven M. Morris, 53, President, Morris & Company, a private investment firm, since 1992. Certified Public Accountant. Quicksilver director since 1999.

Family Relationship Between Directors

Thomas F. Darden, Glenn Darden and Anne Darden Self are siblings.

Independent Directors

An important component of a strong company is an independent Board that is accountable to Quicksilver and its stockholders. Quicksilver’s Board has been comprised of a majority of independent directors since 1999. On March 8, 2005, the Board revised its existing independence standards to, among other things, reflect the revised independence considerations set forth in the current listing standards of the NYSE. The categorical independence standards for directors adopted by the Board are attached to this proxy statement as Appendix A.

Pursuant to Quicksilver’s Corporate Governance Guidelines, the Board undertook its annual review of director independence in March 2005. As a result of this review, the Board determined that each of Messrs. James A. Hughes, D. Randall Kent, Steven M. Morris, W. Yandell Rogers, III and Mark J. Warner satisfies Quicksilver’s categorical independence standards and further determined that each of them is independent of Quicksilver and its management within the meaning of the NYSE’s listing standards.

Corporate Governance Guidelines, Code of Business Conduct and Ethics and Committee Charters

You may find the full texts of Quicksilver’s Corporate Governance Guidelines and the Code of Business Conduct and Ethics, as well as the charters for each of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee in the Corporate Governance section of Quicksilver’s website (http://www.qrinc.com/html/corporate.htm) or submit a written request for a copy of any of these documents by writing to Quicksilver’s Investor Relations Department at 777 West Rosedale Street, Suite 300, Fort Worth, Texas 76104. Quicksilver intends to post any waivers of its Code of Business Conduct and Ethics (to the extent applicable to its directors or executive officers) at this location on its website.

Committees of the Board

The Board has standing Audit, Nominating and Corporate Governance, and Compensation Committees, each of which is composed solely of independent directors. Messrs. Kent, Morris, Rogers, and Warner serve on each of these Committees.

Audit Committee. The purposes of the Audit Committee are to:

•	Oversee management’s conduct of Quicksilver’s financial reporting process and systems of internal accounting and financial controls to assist in the Board’s oversight over: (i) the integrity of Quicksilver’s financial statements; (ii) Quicksilver’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualification and independence; and (iv) the performance of Quicksilver’s internal audit function and independent registered public accounting firm;

•	Select, determine the compensation of and monitor the independence and performance of Quicksilver’s independent registered public accounting firm;

•	Select, determine the compensation of and monitor the performance of Quicksilver’s Director of Internal Audit;

•	Provide an avenue of communication among the independent registered public accounting firm, management and the Board; and

•	Prepare the report that the SEC rules require be included in Quicksilver’s annual proxy statement.

The Audit Committee met six times during fiscal 2004. The Board has determined that (i) each of Messrs. Kent, Morris, Rogers and Warner meets the additional audit committee independence criteria specified in SEC rules and the NYSE’s listing standards; (ii) each of Messrs. Kent, Morris, Rogers and Warner has a basic understanding of finance and accounting and is able to read and understand fundamental financial statements; (iii) each of Messrs. Kent, Morris, Rogers and Warner has accounting or related financial management expertise; and (iv) Mr. Morris, the Chair of the Audit Committee, is an “audit committee financial expert” within the meaning of Item 401(h) of Regulation S-K.

Nominating and Corporate Governance Committee. The purposes of the Nominating and Corporate Governance Committee, also referred to as the NCG Committee, are to:

•	Identify individuals qualified to become members of the Board consistent with criteria approved by the Board;

•	Recommend director nominees for each annual meeting of Quicksilver’s stockholders;

•	Develop and recommend to the Board a set of corporate governance guidelines applicable to Quicksilver; and

•	Oversee the evaluation of the Board and management.

The NCG Committee met two times during fiscal 2004. In March 2005, the NCG Committee recommended to the Board that Mr. Hughes be elected to the Board to fill the vacancy created by his resignation from the Board in March 2004, and that Messrs. T. Darden and Warner be nominated to serve as directors for a term ending on the date of the 2008 annual meeting.

In considering nominees for election as directors the NCG Committee takes into consideration the following criteria:

•	Personal and professional qualities, characteristics, attributes, accomplishments and reputation in the business community;

•	Current knowledge and contacts in the communities in which Quicksilver does business and in its industry or other industries relevant to its business;

•	Ability and willingness to commit adequate time to Board and committee matters;

•	Skills and personality and how they fit with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of Quicksilver; and

•	Diversity of viewpoints, background, experience and other demographics versus those of other directors and potential directors.

The NCG Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management directors and independent directors, the need for Audit Committee expertise and its evaluations of other prospective nominees.

Stockholder Recommendations for Nomination of Directors. The NCG Committee will consider nominees for directors recommended by stockholders of Quicksilver and will evaluate such nominees using the same criteria used to evaluate director candidates otherwise identified by the NCG Committee. Stockholders wishing to make such recommendations should write to the Nominating and Governance Committee c/o John C. Cirone, Secretary, Quicksilver Resources Inc., 777 West Rosedale Street, Suite 300, Fort Worth, Texas 76104. Stockholder recommendations for nominees should be delivered for receipt not more than 90 days and not less than 60 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided that in the event that the date of the meeting of stockholders is more than 30 days before or after such anniversary date, stockholder recommendations for nominees should be delivered for receipt not later than the close of business on the 15th day following the earlier of the day the notice was mailed or public disclosure of the meeting was made. Persons making submissions should include (i) the name and address of the recommended nominee, (ii) the principal occupation or employment of the nominee, (iii) the number of shares of Quicksilver common stock owned by the nominee, and (iv) other information that would be required to be disclosed in a proxy statement under the SEC rules.

Compensation Committee. The purpose of the Compensation Committee is to assist the Board in discharging its responsibilities relating to compensation of Quicksilver’s executives.

The Compensation Committee’s responsibilities include:

•	Reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives, and determining and approving the Chief Executive Officer’s compensation level based on this evaluation;

•	Reviewing and approving annual and long-term performance goals and objectives for Quicksilver’s other executive officers;

•	Making recommendations to the Board with respect to non-CEO executive officer compensation, incentive compensation plans and equity-based plans;

•	Granting options and awards under Quicksilver’s 1999 Stock Option and Retention Stock Plan;

•	Advising the Board with respect to the setting of compensation for executive officers whose compensation is not otherwise set by the Compensation Committee; and

•	Publishing an annual Compensation Committee Report on executive officer compensation as required by the SEC to be included in Quicksilver’s annual proxy statement or annual report on Form 10-K filed with the SEC.

The Compensation Committee met four times and took action by written consent one time during fiscal 2004.

Compensation of Directors

Directors who are also employees of Quicksilver are not separately compensated for their services as directors. In 2004, each non-employee director received a cash fee in the amount of $35,000 and an option valued at $35,000 using the Black-Scholes option valuation methodology. Each of these options was granted under Quicksilver’s 2004 Non-Employee Director Stock Option Plan on May 18, 2004, covers 3,864 shares of Quicksilver common stock and has:

•	A strike price of $23.75 per share, which represents the closing price of Quicksilver common stock on May 18, 2004;

•	A vesting rate of 8.333% per month beginning June 30, 2004, with full vesting on May 31, 2005; and

•	An expiration date of May 17, 2009.

In 2004, the NCG Committee engaged compensation consultants to evaluate the competitiveness of Quicksilver’s compensation program for its non-employee directors. The consultants determined that Quicksilver’s average total compensation for its non-employee directors was significantly less than the average total compensation paid to non-employee directors of a peer group of companies identified by the consultants. Based upon the consultants’ findings, and in an effort to compete with its peer group, the NCG Committee determined that the compensation provided to each of Quicksilver’s non-employee directors should consist of an annual fee of $120,000, with $60,000 of the fee being payable in restricted stock and $60,000 of the fee being payable in cash (or, at the election of the non-employee director, in restricted stock or options to acquire Quicksilver common stock). Grants of restricted stock under Quicksilver’s 2004 Non-Employee Director Equity Plan are the subject of Proposal 3 of this proxy statement and are subject to the approval of Quicksilver’s stockholders at the Annual Meeting.

As a transitional matter, in 2005, non-employee directors will receive a fee of $120,000, with $35,000 of the fee paid in options to acquire Quicksilver common stock (which options were granted on January 3, 2005), $25,000 of the fee payable in restricted stock (assuming approval by Quicksilver’s stockholders of Proposal 3 of this Proxy Statement) and $60,000 of the fee paid or payable in cash (subject to elections by non-employee directors made in 2004 to receive a portion thereof in options to acquire Quicksilver common stock).

Presiding Director

In March 2005, the Board elected Mr. Kent as Presiding Director, in accordance with the NYSE rules. Mr. Kent’s primary responsibility is to preside over regularly scheduled sessions of Quicksilver’s non-management directors. Since Mr. Kent will retire from the Board on the date of the 2005 Annual Meeting of Stockholders, a new Presiding Director is expected to be appointed by the Board upon Mr. Kent’s retirement.

Communication With the Board

Any stockholder or other interested party who wishes to communicate directly with the Board or any of its members may do so by writing to: Board of Directors (or one or more named individuals), Quicksilver Resources Inc., 777 West Rosedale Street, Suite 300, Fort Worth, Texas 76104. Additionally, a stockholder or other interested party can contact the non-employee directors by using the information set forth in the Corporate Governance section of Quicksilver’s website (http://www.qrinc.com/html/corporate.htm).

Board, Committee and Annual Meetings

The Board held five meetings and took action by consent nine times during fiscal 2004. Each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served. All of the directors attended Quicksilver’s annual stockholders meeting in Fort Worth in May of 2004. Under Quicksilver’s Corporate Governance Guidelines, each director is expected to dedicate adequate time, energy and attention to ensure the diligent performance of his or her duties which includes attending meetings of the Board and committees of which he or she is a member.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL HOLDERS AND MANAGEMENT

The following table presents information regarding the number of shares of Quicksilver common stock beneficially owned as of February 21, 2005, by each of Quicksilver’s directors, Quicksilver’s five most highly compensated executive officers, and all directors and executive officers of Quicksilver as a group. In addition, the table presents information about each person known to Quicksilver to beneficially own 5% or more of Quicksilver common stock. Unless otherwise indicated by footnote, the beneficial owner exercises sole voting and investment power over the shares. The percentage of beneficial ownership is calculated on the basis of 50,513,465 shares of Quicksilver common stock outstanding as of February 21, 2005.

Directors, Executive Officers and 5% Stockholders	Beneficial Share Ownership
	Number of Shares	Percent of Outstanding Shares
Directors
Glenn Darden (1)(2)(3)	1,178,073	2.3%
Thomas F. Darden (1)(2)(3)	1,235,156	2.4%
Anne Darden Self (1)(2)(3)	908,292	1.8%
James A. Hughes (4)	136	*
Steven M. Morris (4)	423,862	*
D. Randall Kent (4)	43,574	*
W. Yandell Rogers, III (4)	44,574	*
Mark J. Warner (4)	28,336	*

Executive Officers not named above
Bill Lamkin (3)	182,161	*
Jeff Cook (3)	193,309	*
Mark D. Whitley (2)(3)	17,075	*
Directors and executive officers as a group (16 persons)(1)(2)(3)(4)	4,184,656	8.2%

Holders of 5% or more not named above
Mercury Exploration Company (5)(7)	8,742,290	17.3%
Quicksilver Energy, L.P. (6)(7)	6,061,722	12.0%
Pennsylvania Management Company (6)(7)	6,061,722	12.0%
FMR Corp. (8)	5,056,470	10.0%
Capital Research and Management Company (9)	4,610,900	9.1%
SMALLCAP World Fund, Inc. (10)	2,916,100	5.8%

*	Indicates less than 1%

(1)	Includes with respect to Messrs. G. Darden and T. Darden and Ms. Self 226,700, 266,220, and 190,400 shares, respectively, owned by family member trusts of which he or she is a trustee. Does not include shares beneficially owned by Mercury Exploration Company (“Mercury”) or Quicksilver Energy, L.P. (“QELP”). See footnotes 4 and 5.

(2)	Includes with respect to each of the following individuals and the directors and executive officers as a group the following approximate numbers of shares represented by units in a Unitized Stock Fund held through Quicksilver’s 401(k) Plan: Mr. G. Darden 1,959; Mr. T. Darden 28,106; Ms. Self 13,251; Mr. Whitley 705; and all directors and officers as a group 45,771.

(3)	Includes with respect to each of the following individuals and the directors and executive officers as a group the following numbers of shares subject to options that will vest on or before April 22, 2005: Mr. G. Darden 30,010; Mr. T. Darden 30,010; Ms. Self 14,970; Mr. Lamkin 22,928; Mr. Cook 15,754; Mr. Whitley 3,000; all directors and officers as a group 259,230.

(4)	Includes with respect to each of Messrs. Morris, Kent, Rogers and Warner 28,336 shares, and with respect to Mr. Hughes 136 shares, subject to options that will vest on or before April 22, 2005.

(5)	Each of Messrs. G. Darden and T. Darden and Mmes. Self and Lucy Darden is a director and stockholder of Mercury. Each of Messrs. G. Darden and T. Darden and Mmes. Self and L. Darden disclaims beneficial ownership of all shares owned by Mercury and accordingly, such shares are not included in the shares reported as beneficially owned by Messrs. G. Darden or T. Darden or Mmes. Self or L. Darden.

(6)	Pennsylvania Management Company (“Pennsylvania”) is the general partner of QELP and, as such, has sole voting and investment power with respect to 6,061,722 shares of Quicksilver common stock held by QELP. Each of Messrs. G. Darden and T. Darden and Mmes. Self and L. Darden is a stockholder of Pennsylvania. Each of Messrs. G. Darden and T. Darden and Mmes. Self and L. Darden disclaims beneficial ownership of all shares owned by QELP and accordingly, such shares are not included in the shares reported as beneficially owned by Messrs. G. Darden or T. Darden or Mmes. Self or L. Darden.

(7)	The address of Mercury, QELP and Pennsylvania is 777 West Rosedale Street, Suite 300, Fort Worth, Texas 76104.

(8)	According to a Schedule 13G/A filed by FMR Corp. with the SEC on February 14, 2005, FMR Corp. had sole investment power over 5,056,470 shares of Quicksilver common stock. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(9)	According to a Schedule 13G filed by Capital Research and Management Company with the SEC on February 14, 2005, Capital Research and Management Company had sole investment power over 4,610,900 shares of Quicksilver common stock. The address of Capital Research and Management Company is 333 South Hope Street, Los Angeles, California 90071.

(10)	According to a Schedule 13G filed by SMALLCAP World Fund, Inc. with the SEC on February 14, 2005, SMALLCAP World Fund had sole voting power over 2,916,100 shares of Quicksilver common stock. The address of SMALLCAP World Fund is 333 South Hope Street, Los Angeles, California 90071.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Compliance with Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires Quicksilver’s officers and directors, and persons who own more than 10% of a registered class of its equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC rules to furnish Quicksilver with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to Quicksilver during, and with respect to, fiscal 2004, Quicksilver believes that during fiscal 2004 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were in compliance with Section 16(a), with the following exceptions: Glenn Darden filed three late reports disclosing four transactions not timely reported; Thomas F. Darden filed three late reports disclosing four transactions not timely reported; Anne Darden Self filed three late reports disclosing four transactions not timely reported; Bill Lamkin filed two late reports disclosing two transactions not timely reported; Jeff Cook filed two late reports disclosing two transactions not timely reported; Mark D. Whitley filed one late report disclosing one transaction not timely reported; D. Wayne Blair filed one late report disclosing one transaction not timely reported; John C. Cirone filed one late report disclosing one transaction not timely reported; J. Michael Gatens filed four late reports disclosing four transactions not timely reported; George W. Voneiff filed four late reports disclosing three transactions not timely reported; Robert W. Wagner filed two late reports disclosing three transactions not timely reported; and Quicksilver Energy, L.P. filed two late reports disclosing one transaction not timely reported.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of common stock remaining available for future issuance under equity compensation plans (excluding shares of common stock reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders (1)	2,337,162	$22.05	1,767,318

Equity compensation plans not approved by stockholders (2)	99,008	8.45	0

(1)	Consists of the 1999 Stock Option and Retention Stock Plan and the 2004 Non-Employee Director Stock Option Plan.

(2)	Consists of options granted to non-employee directors in 2003 and other prior years in the absence of a formal plan.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table sets forth certain information regarding the compensation of Quicksilver’s Chief Executive Officer and the four most highly-compensated executive officers other than the Chief Executive Officer (the “Named Executive Officers”).

Name and Principal Position	Year	Annual Compensation			Long Term Compensation Awards		All Other Compensation ($)(3)
		Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Restricted Stock Awards ($)	Securities Underlying Options (#)(2)
Glenn Darden President and Chief Executive Officer	2004 2003 2002	235,877 196,565 188,100	— 88,454 45,000	— — —	— — —	41,375 11,016 —	5,521 3,836 3,552

Thomas F. Darden Chairman of the Board and former Chief Executive Officer	2004 2003 2002	235,877 196,565 188,100	— 88,454 45,000	— — —	— — —	41,375 11,016 —	5,521 3,839 3,552

Bill Lamkin Executive Vice President and Chief Financial Officer	2004 2003 2002	205,000 176,908 169,290	— 66,341 35,000	— — —	— — —	31,820 8,568 —	4,906 3,441 3,185

Jeff Cook Senior Vice President	2004 2003 2002	205,000 180,969 156,750	— 76,875 37,500	— — —	— — —	35,580 9,180 —	5,407 4,006 2,941

Mark D. Whitley(4) Vice President-Operations	2004 2003 2002	200,000 81,923 —	— 70,000 —	— — —	— — —	21,431 — —	1,712 — —

(1)	Amounts of perquisites and personal benefits have been excluded as being below the minimum dollar thresholds included in the SEC’s proxy disclosure rules.

(2)	Number of shares underlying options granted prior to June 2004 have been adjusted to reflect a two-for-one stock split effected in the form of a stock dividend in June 2004.

(3)	For 2004, these amounts represent matching contributions by Quicksilver to (i) its 401(k) plan, and premiums on (ii) life insurance, (iii) accidental death and dismemberment insurance and (iv) long-term disability insurance as follows: Messrs. G. Darden, $3,502, $538, $113 and $1,368; T. Darden, $3,502, $538, $113 and $1,368; Lamkin, $3,152, $467, $98 and $1,189; Cook, $3,653, $467, $98 and $1,189; and Whitley, $0, $456, $96 and $1,160.

(4)	Mr. Whitley joined Quicksilver as Vice President-Operations in August 2003.

Stock Options Granted in 2004

The following table contains information concerning stock option grants made to the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 2004.

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
	Number of Securities Underlying Options Granted (#)(2)		% of Total Options Granted to Employees in 2004 (2)(3)	Exercise Price per Share ($)(2)	Expiration Date

Name						5% ($)	10% ($)
Glenn Darden	30,000 11,375	(4) (5)	1.6 0.6	16.52 35.75	01/07/2010 12/21/2009	168,500 112,352	382,270 248,268

Thomas F. Darden	30,000 11,375	(4) (5)	1.6 0.6	16.52 35.75	01/07/2010 12/21/2009	168,500 112,352	382,270 248,268

Bill Lamkin	23,580 8,240	(4) (5)	1.3 0.5	16.52 35.75	01/07/2010 12/21/2009	132,441 81,387	300,464 179,844

Jeff Cook	27,340 8,240	(4) (5)	1.5 0.5	16.52 35.75	01/07/2010 12/21/2009	154,065 81,387	349,522 179,844

Mark D. Whitley	15,000 6,431	(4) (5)	0.8 0.4	16.52 35.75	01/07/2010 12/21/2009	84,250 63,519	191,135 140,361

(1)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC. Potential realizable value is determined by multiplying the per share market value of Quicksilver common stock as of the date of the grant, which is equal to the per share exercise price of the option, and the sum of one plus the adjusted stock price appreciation rate (the assumed rate of appreciation compounded annually over the term of the option), subtracting the exercise price per share from the product, and multiplying the remainder by the number of securities underlying the grant at fiscal year end.

(2)	Information relating to options granted prior to June 2004 has been adjusted to reflect a two-for-one stock split effected in the form of a stock dividend in June 2004.

(3)	The aggregate number of options granted to employees in 2004 was 1,829,112, of which 14,500 have expired.

(4)	The options vest as to one-fifth of the option shares on each of January 7, 2005, January 7, 2006, January 7, 2007, January 7, 2008 and January 7, 2009.

(5)	The options vest as to one-third of the option shares on each of December 21, 2005, December 21, 2006 and December 21, 2007.

Aggregated Stock Option Exercises and Fiscal Year-End Option Values

The following table contains certain information concerning options exercised during 2004 and the value of unexercised options at December 31, 2004.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004 (1)
			Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)
Glenn Darden	—	—	182,050	48,719	6,223,442	808,701
Thomas F. Darden	—	—	182,050	48,719	6,223,442	808,701
Bill Lamkin	346,440	8,014,512	15,356	37,532	433,013	633,363
Jeff Cook	208,334	5,438,366	17,226	41,700	198,579	720,061
Mark D. Whitley	—	—	—	21,431	—	310,599

(1)	The value of the options at December 31, 2004 is based upon a market value per share of $36.78, which was the closing price of Quicksilver common stock on December 31, 2004.

Change of Control Arrangements

On August 24, 2004, the Board adopted the: (i) Quicksilver Resources Inc. Change in Control Retention Incentive Plan, (ii) Quicksilver Resources Inc. Key Employee Change in Control Retention Incentive Plan, and (iii) Quicksilver Resources Inc. Executive Change in Control Retention Incentive Plan (the “Executive Plan”). These plans provide severance benefits for certain of Quicksilver’s staff, key employees and executives in the event of a change in control of Quicksilver. Severance benefits are provided if, within a specified period after a change in control occurs, there is an involuntary termination of the individual (including termination for specified “good reason” events). The amount of severance benefits provided varies among the three plans.

Each of the Named Executive Officers is a participant in the Executive Plan. The benefits provided upon involuntary termination of an executive under the Executive Plan include a lump sum payment of three times the sum of the executive’s base salary plus benchmark bonus and certain medical and group life insurance coverage. In addition, upon a change in control, all of the executive’s outstanding stock options, restricted stock and the individual’s account balances under Quicksilver’s 401(k) Plan, to the extent permitted by law, will immediately become nonforfeitable and exercisable. If an executive participating in the plan remains employed by Quicksilver for six months following a change in control, the executive would be entitled to a retention bonus equal to one-half his or her base salary, payable as a lump sum payment.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board has furnished the following report on executive compensation for fiscal 2004.

Objectives of Executive Compensation Policies. The objectives of Quicksilver’s executive compensation policies are to attract, motivate and retain management and personnel who are highly talented while ensuring that executive officers and other employees are compensated in a manner that advances both the short and long-term interests of stockholders. In pursuing these objectives, the Compensation Committee believes that compensation should take into account both personal performance and Quicksilver’s performance. The Compensation Committee also believes it is appropriate to tie a significant portion of executive officers’ compensation to the value of Quicksilver’s stock to encourage them to think and act like owners, sharing a commitment to Quicksilver’s success. Accordingly, in December of 2003, the Compensation Committee adopted the following key compensation strategies:

•	target the 50th percentile of competitive base salaries for similar positions in the appropriate markets in which Quicksilver and its subsidiaries compete for talent;

•	provide a mix of short and long-term incentive compensation opportunity for all employees to ensure that such compensation opportunity is at least competitive with the average level of payouts made by peer companies if both Company and individual performance objectives are met;

•	set bonus targets (expressed as a percentage of base salary) to reflect the average target award levels that other peer group companies use to reward employees, with actual bonus payouts to be based on: first, the achievement of overall corporate goals; then, group/team objectives; and, finally, individual performance (with the relevant goals and objectives being established and communicated at the beginning of each year);

•	use equity-based incentive tools to: encourage executives, managers and key professionals to focus on long-term company goals; provide all employees a stake in future company successes and losses; and provide incentives for key managers and employees to continue employment with Quicksilver (with target award levels being established each year with reference to typical grants made among Quicksilver’s peer group, and actual awards being determined with reference to a combination of company and individual performance); and

•	use stock-based and/or cash-based awards to encourage employee retention where market pressures may influence certain key talent that is necessary to achieving company goals and objectives.

Determination of Executive Base Salaries in 2004. In reviewing and approving 2004 base salaries of executive officers (other than the Chief Executive Officer, who is discussed separately below, and the Chairman of the Board), the Compensation Committee considered the recommendations of the Chairman of the Board and the Chief Executive Officer. In reviewing and approving 2004 base salaries of all executive officers, the Compensation Committee considered, to the extent available, salary norms for persons in comparable positions at comparable companies (primarily small to mid-size corporations engaged in oil and natural gas exploration and production); the person’s experience; and a subjective assessment of the nature of each executive’s performance and contribution to Quicksilver. The fiscal 2004 salaries of the most highly compensated executive officers of Quicksilver are shown in “Executive Compensation – Summary Compensation Table.”

Performance Based Compensation for 2004 and Base Salary Increases for 2005. In December of 2004, Quicksilver’s Chief Executive Officer presented a report to the Compensation Committee setting forth his determinations that Quicksilver had fallen below the mid-range of employee compensation levels paid by Quicksilver’s principal competitors, including base salaries, bonuses and long-term incentive compensation. In response, the Compensation Committee engaged its compensation consultant to further study and make recommendations regarding Quicksilver’s employee compensation levels. The results of the consultant’s study and the consultant’s recommendations, including the key factors upon which the recommendations were based, were presented to the Compensation Committee at a meeting held on December 21, 2004.

Based on the study and the consultant’s recommendations, the Compensation Committee approved salary increases of $47,200 for each of Quicksilver’s Chief Executive Officer and Chairman of the Board and the establishment of two Company-wide base salary increase pools totaling approximately 6.7% of all salaries for all eligible employees of Quicksilver and its subsidiaries, including all executive officers other than Quicksilver’s Chief Executive Officer and Chairman of the Board. These pools consist of a merit/promotional salary increase pool and a market equity salary increase pool, with each pool being divided into a portion for executive officers other than Quicksilver’s Chief Executive Officer and Chairman of the Board and a portion for non-executive employees. Quicksilver’s senior management developed individual allocation recommendations, within the limits of the pools, for executives other than Quicksilver’s Chief Executive Officer and Chairman of the Board and non-executives based on an evaluation of their individual performance and contributions to Quicksilver’s business and Quicksilver’s overall performance. Senior management was authorized to implement resulting salary increases for non-executives without further Compensation Committee action. The Compensation Committee reviewed management’s recommendations and gave final approval to the recommended base salary increases for executive officers other than Quicksilver’s Chief Executive Officer and Chairman of the Board.

Annual cash bonus awards for 2004 for all employees, including executive officers, were similarly addressed. Quicksilver allocated no bonuses to its executive officers in 2004 under Quicksilver’s 2004 Bonus Plan; however, on December 21, 2004, each executive officer received a grant of stock options under Quicksilver’s 1999 Stock Option and Retention Stock Plan in lieu of a bonus for fiscal 2004 performance.

1999 Stock Option and Retention Stock Plan. Quicksilver’s 1999 Stock Option and Retention Stock Plan, which has been approved by the stockholders, authorizes the Compensation Committee to award incentive stock options, non-qualified stock options, stock appreciation rights and retention stock awards to participants in the Plan. As of March 8, 2005, 1,176,562 shares of Quicksilver common stock remained available for new awards granted under the Plan. Options generally have three to six-year terms, with exercise restrictions that lapse over a three to five-year period. Retention shares generally have restrictions that lapse over a three-year period.

The report of the compensation consultant delivered to the Compensation Committee in December 2003 contained a recommendation that Quicksilver grant options for an aggregate of approximately 600,000 shares of Quicksilver common stock (adjusted for Quicksilver’s two-for-one stock split in June 2004) to all eligible employees, including executive officers. Based on the consultant’s recommendation, the Compensation Committee approved option grants covering 60,000 shares for each of Quicksilver’s Chief Executive Officer and Chairman of the Board and the establishment of an option pool of 515,930 shares of Quicksilver common stock (adjusted for Quicksilver’s two-for-one stock split in June 2004) for all other eligible employees. Quicksilver’s senior management developed individual option allocation recommendations, within the limit of the options pool, for all employees eligible to participate therein, based on an evaluation of their individual performance and contributions to Quicksilver.

Pursuant to the provisions of Quicksilver’s 1999 Stock Option and Retention Stock Plan, the Compensation Committee approved grants of options to the executive officers in January 2004.

Chief Executive Officer Compensation. As described above, Quicksilver’s executive compensation philosophy, applicable to the compensation of Quicksilver’s current Chief Executive Officer, Mr. Glenn Darden, is to provide a competitive, but conservative, base salary and incentive compensation based upon Quicksilver’s performance.

In determining base salary, bonus and incentive compensation for Mr. Darden for fiscal 2004, the Compensation Committee took into account all of the same performance factors described above that were considered in the determination of salaries and bonuses for executive officers generally. The Compensation

Committee took note of the overall quality of Mr. Darden’s leadership of Quicksilver’s affairs during the year, as well as his role in promoting the following fiscal 2003 achievements:

•	the significant improvement in Quicksilver’s overall financial performance during the year, including an overall improvement in earnings;

•	the continuing focus on close control of costs and prudent capital investment, contributing to an increase in cash flow from operations; and

•	clear strategic leadership for exploitation of Quicksilver’s key prospects and the development of new directions of future growth through expansion into additional oil and natural gas basins.

For 2004, Mr. Darden was paid a base salary of $235,877. Under Quicksilver’s 1999 Stock Option and Retention Stock Plan, was awarded (i) an option to acquire 30,000 shares of Quicksilver common stock at a strike price of $16.52 which vested as to one-fifth of the option shares on January 7, 2005 and will vest as to one-fifth of the option shares on each of January 7, 2006, January 7, 2007, January 7, 2008 and January 7, 2009, and (ii) an option in lieu of a bonus for fiscal 2004 performance to acquire 11,375 shares of Quicksilver common stock of Quicksilver at a strike price of $35.75 which will vest as to one-third of the option shares on each of December 21, 2005, December 21, 2006 and December 21, 2007.

Section 162(m). Section 162(m) of the Internal Revenue Code of 1986 places a limit of $1,000,000 on the amount of compensation that may be deducted by Quicksilver in any one fiscal year with respect to the Chief Executive Officer and the other four most highly compensated individuals who are executive officers as of the end of the fiscal year. This deduction limitation, however, does not apply to certain “performance based” compensation. The Compensation Committee does not currently intend to award levels of compensation that would result in a limitation on the deductibility of a portion of such compensation for federal income tax purposes; however, the Compensation Committee may authorize compensation that results in such limitations in the future if it determines that such compensation is in the best interest of Quicksilver and the stockholders.

Members of the Compensation Committee

D. Randall Kent Steven M. Morris	W. Yandell Rogers, III Mark J. Warner

AUDIT COMMITTEE REPORT

Management is responsible for Quicksilver’s system of internal controls and the overall financial reporting process. Quicksilver’s independent registered public accounting firm is responsible for performing an independent audit of Quicksilver’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and to issue a report thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and systems of internal accounting and financial controls.

The Audit Committee reviewed and discussed with both management and Quicksilver’s independent registered public accounting firm all annual and quarterly financial statements prior to their issuance. During fiscal 2004, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), including the quality of Quicksilver’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Deloitte & Touche LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Deloitte & Touche LLP to the Audit Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Additionally, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of Quicksilver’s internal and disclosure control structure, including its internal control over financial reporting.

Taking all of these reviews and discussions into account, all of the Audit Committee members, whose names are listed below, recommended to the Board that it approve the inclusion of Quicksilver’s audited financial statements in Quicksilver’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the SEC.

Members of the Audit Committee

D. Randall Kent Steven M. Morris	W. Yandell Rogers, III Mark J. Warner

INDEPENDENT PUBLIC ACCOUNTANTS

Audit Fees. The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”), for professional services rendered for the audit of Quicksilver’s annual financial statements, the review of the financial statements included in Quicksilver’s quarterly reports on Form 10-Q and comfort letters to underwriters were $921,286 for the year ended December 31, 2004 and $348,000 for the year ended December 31, 2003.

Audit-Related Fees. The aggregate fees billed by the Deloitte Entities for assurance and related services related to the performance of audits or review of Quicksilver’s financial statements and not described above under “Audit Fees” were $23,000 for 2004 and $22,400 for 2003. In 2004 and 2003, audit-related services included audits of Quicksilver’s benefit plan.

Tax Fees. The aggregate fees billed by the Deloitte Entities for professional services rendered for tax compliance, tax advice and tax planning were $0 for 2004 and $12,000 for 2003.

All Other Fees. There were no fees billed for 2004 or 2003 by the Deloitte Entities for products and services other than those described above.

Pre-Approval Policies and Procedures. In general, all engagements of Quicksilver’s outside auditors, whether for auditing or non-auditing services, must be pre-approved by the Audit Committee. During 2004, all of the services performed for Quicksilver by the Deloitte Entities were pre-approved by the Audit Committee.

STOCKHOLDER RETURN PERFORMANCE GRAPH

The following performance graph compares the cumulative total stockholder return on Quicksilver common stock with the Standard & Poor’s 500 Stock Index (the “S&P 500”) and the Dow Jones U.S. Exploration and Production Index (formerly the Dow Jones Secondary Oils Index) for the period from December 31, 1999 to December 31, 2004, assuming an initial investment of $100 and the reinvestment of all dividends, if any. Quicksilver common stock, which traded on the American Stock Exchange until October 22, 2001, now trades on the NYSE.

TRANSACTIONS WITH MANAGEMENT AND CERTAIN STOCKHOLDERS

Mercury, a corporation of which members of the Darden family are stockholders and directors, paid Quicksilver $103,000 in 2004 to reimburse Quicksilver for property and casualty insurance, workers compensation insurance and health insurance it paid for the benefit of Mercury. Quicksilver paid $860,000 in 2004 for rent on buildings owned by Pennsylvania Avenue Limited Partnership, a limited partnership owned by members of the Darden family and Mercury. Rental rates were determined based on comparable rates charged by third parties. Quicksilver paid $5,600 in 2004 for the use of an airplane owned by Panther City Aviation LLC, a limited liability company owned in part by Thomas F. Darden.

PROPOSAL 1.

ELECTION OF DIRECTORS

The following nominees have been selected by the NCG Committee and approved by the Board for submission to the stockholders: Thomas F. Darden and Mark J. Warner, each to serve a three-year term expiring at the annual meeting in 2008.

The Board believes that each director nominee will be able to stand for election. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of the remaining nominee and in favor of any substitute nominee named by the Board upon recommendation of the NCG Committee. If you do not wish your shares voted for one or more of the nominees, you may so indicate when you vote.

Your Board Recommends a Vote “FOR” the Above Nominees.

PROPOSAL 2.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP, as the independent registered public accounting firm to audit the consolidated financial statements of Quicksilver for the year ending December 31, 2005. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to answer questions.

Your Board Recommends a Vote “FOR” Proposal 2.

PROPOSAL 3.

APPROVAL OF AMENDMENTS TO QUICKSILVER’S

2004 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

TO PROVIDE FOR GRANTS OF RESTRICTED STOCK

Summary Description. On April 14, 2004 the Board adopted the Quicksilver Resources Inc. 2004 Non-Employee Director Stock Option Plan (the “Plan”), which was approved by Quicksilver’s stockholders on May 18, 2004. On April 7, 2005, the Board adopted amendments to the Plan, including amendments which provide for annual grants of restricted stock and options, in certain circumstances, rather than annual grants of options. At the Annual Meeting, stockholders will be asked to approve the amendments to the Plan that provide for grants of restricted stock. The Plan, as amended through April 7, 2005, is summarized below. The summary is qualified in its entirety by the full text of the Plan, which is included as Appendix B to this proxy statement and incorporated herein by reference. As of the date of this proxy statement, 473,883 shares of Quicksilver common stock remained available for issuance under the Plan.

Purpose. The purpose of the Plan is to promote and closely align the interests of Quicksilver’s non-employee directors with those of Quicksilver’s stockholders by providing stock-based compensation, and to strengthen Quicksilver’s ability to attract and retain outstanding directors. Quicksilver believes that stock-based awards focus the directors on the objective of creating stockholder value and promoting the success of Quicksilver, and that incentive compensation plans like the Plan are an important attraction, retention and motivation tool for non-employee directors.

Awards. As discussed in “Corporate Governance Matters – Compensation of Directors,” the NCG Committee has determined that the compensation provided to each of Quicksilver’s non-employee directors should consist of an annual fee of $120,000, with $60,000 of the fee being payable in restricted stock and $60,000 of the fee being payable in cash (or, at the election of the non-employee director, in restricted stock or options to acquire Quicksilver common stock). The Plan provides that each non-employee director in office on the first business day of each year during the term of the Plan (commencing in 2006) will receive a grant of (a) restricted stock having a value equal to $60,000 as of the date of grant, and (b) at the election of the non-employee director (which election, if any, must be made on or prior to the last day of the preceding calendar year), either (i) an additional grant of restricted stock having a value equal to $60,000 as of the date of grant or (ii) a stock option having a value equal to $60,000 as of the date of grant, in either case in lieu of an equivalent amount of cash compensation from Quicksilver.

As a transitional matter, in 2005, non-employee directors will receive a fee of $120,000, with $35,000 of the fee paid in options to acquire Quicksilver common stock (which options were granted on January 3, 2005), $25,000 of the fee payable in restricted stock (assuming approval by Quicksilver’s stockholders of this Proposal 3) and $60,000 of the fee paid or payable in cash (subject to elections by non-employee directors made in 2004 to receive a portion thereof in options to acquire Quicksilver common stock).

The Plan also provides that each new non-employee director, when he or she first takes office (other than on the first business day of a year), will receive a grant of restricted shares having a value equal to $60,000 as of the date of grant. The $60,000 figure is reduced to $30,000 if the non-employee director joins the Board during the second half of any year.

The number of shares of restricted stock subject to a grant will be determined by dividing the dollar value of the grant by the closing sales price of a share of Quicksilver common stock on the NYSE or other national securities exchange or market on which the shares are then listed or quoted; provided that, if there are no Quicksilver common stock transactions on such date, the number of shares will be determined with reference to the closing sales price as of the immediately preceding date on which there were Quicksilver common stock transactions.

The value of options will be determined using:

•	the Black Scholes option value model; or

•	such other valuation model as may at the time of grant be used by Quicksilver to value grants for financial reporting purposes.

The Board will administer the Plan and will have the authority to adjust these grant amounts from time to time, subject to stockholder approval when required by applicable law or the listing standards of any exchange upon which Quicksilver’s securities are listed.

Eligibility. Only members of the Board who are not employed by Quicksilver or one of its subsidiaries are eligible to receive awards under the Plan. There are currently five non-employee members of the Board; however, Mr. Kent will retire from the Board on the date of the Annual Meeting.

Transfer Restrictions. No grant under the Plan shall be transferable by the grantee other than by will or the laws of descent and distribution, unless the Board authorizes all or a portion of the option to be transferred to immediate family members or an entity involving immediate family members, subject to certain restrictions.

Limits on Awards and Authorized Shares. The maximum number of shares that may be issued in respect of awards granted under the Plan will be 500,000 shares. Shares that are subject to grants of restricted stock or options under the Plan that expire or otherwise terminate without being exercised, as well as any shares reacquired pursuant to the terms of an award, will be available for subsequent awards under the Plan. The shares of Quicksilver common stock to be delivered under the Plan may consist, in whole or in part, of authorized but unissued stock or treasury stock, not reserved for any other purpose.

Exercise Price of Stock Options. An option is the right to purchase shares of Quicksilver common stock at a future date at a specified price. The purchase price per share of Quicksilver common stock covered by each option granted under the Plan will be the market value per share of Quicksilver common stock on the date the option is granted. Full payment for shares purchased on the exercise of an option must be made at the time of such exercise in a manner approved by the Board. The Plan permits the recipient of any award to pay the purchase price of shares of Quicksilver common stock pursuant to the option award in cash, by check or by the delivery of shares of Quicksilver common stock.

Vesting. Except as may otherwise be provided in the agreements evidencing the restricted stock, restricted stock will vest on the first anniversary of the date of such grant. Except as may otherwise be provided in the agreements evidencing the options, options granted under the Plan will vest in 12 monthly installments and will expire on the tenth anniversary of the date of grant.

Federal Income Tax Consequences of Awards Under the Plan. The federal income tax consequences of awards granted under the Plan under current federal law, which is subject to change, are briefly summarized in this paragraph. This summary deals with the general federal income tax principles applicable to the Plan and is not intended to be exhaustive. Among other considerations, this summary does not describe state, local, or international tax consequences.

Options granted under the Plan are intended to be non-qualified stock options. With respect to options granted under the Plan, no taxable income is recognized upon grant. The optionee generally recognizes taxable income in, and Quicksilver is generally entitled to deduct, an amount equal to the excess of the fair market value of the shares at the time of exercise over the option exercise price. Upon a subsequent sale of the shares received upon exercise, any difference between the net proceeds on the sale and the basis of such shares (generally the fair market value of the shares on the date of exercise) will be taxed as capital gain or loss.

Shares of Quicksilver common stock delivered to pay for shares of Quicksilver common stock purchased on the exercise of an option will be valued at fair market value at the date of exercise. For federal income tax purposes, to the extent the fair market value of the shares surrendered equals that of the shares received, the shares received will have the same tax basis and holding period as the shares exchanged. The optionee will also receive a tax basis in the additional shares equal to their fair market value at the date of exercise and a new holding period commencing on the date of exercise.

Unless a director receiving a grant of restricted stock makes a special election under the Internal Revenue Code, the director will recognize ordinary income equal to the excess of (i) the fair market value of the shares received (determined as of the first time the shares become transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount, if any, paid for the shares by the director. Quicksilver will generally be entitled at that time to an income tax deduction for the same amounts.

Amendment. The Board is permitted to amend the Plan in response to changes in securities or other laws or to comply with stock exchange rules or requirements. The Plan may be terminated, modified or amended by the Board; however, without stockholder approval, the Board may not (i) increase the number of shares of Quicksilver common stock which may be issued under the Plan, (ii) extend the term of the Plan or (iii) change the class of eligible persons who may receive grants of restricted stock or options under the Plan. No termination, modification or amendment shall adversely affect any outstanding grants without the holder’s consent.

Changes in Capital Structure. The Plan provides that the Board may make such equitable adjustments as it may deem appropriate in the number and kind of shares authorized by the amended, in the option price of outstanding options, and in the number and kind of shares or other securities or property subject to restricted stock or options.

Specific Benefit. Assuming that the nominees identified in Proposal 1 of this proxy statement are re-elected to the Board at the Annual Meeting, and assuming that stockholders approve the amendments to the Plan providing for grants of restricted stock, the following awards will be granted each year after 2005. See Note 1 to the following table for information regarding transitional awards to be granted in 2005.

New Plan Benefits for 2005

2004 Non-Employee Director Equity Plan

Name and Position	Dollar Value ($)	Number of Shares
Glenn M. Darden President and Chief Executive Officer	N/A	N/A

Thomas F. Darden Chairman of the Board and former Chief Executive Officer	N/A	N/A

Bill Lamkin Executive Vice President and Chief Financial Officer	N/A	N/A

Jeff Cook Senior Vice President	N/A	N/A

Mark D. Whitley Vice President-Operations	N/A	N/A

Executive Officer Group	N/A	N/A

Non-Executive Director Group (4 persons) (1)	$240,000 per year	Indeterminable (2)

Non-Executive Officer Employee Group	N/A	N/A

(1)

The dollar value shown is for years after 2005, and represents the product of the number of non-employee directors expected to be serving as such immediately after the Annual Meeting and $60,000. Any change in the number of non-employee directors would affect the dollar value shown accordingly. The dollar amount shown excludes the effect of any elections by non-employee directors to receive shares of restricted stock or options to purchase shares of Quicksilver common stock in lieu of the cash portion of the annual fee payable to non-employee directors. Mr. Kent, who will retire from the Board at the Annual Meeting, will not receive any grants of restricted stock under the Plan, but will receive an incremental cash payment of $25,000 related to his service to the Board in 2005. Assuming approval of this Proposal 3, each of the other four current non-employee directors will receive a grant of restricted stock under the Plan as of the date of the Annual Meeting valued at $25,000.

(2)	The number of shares of restricted stock subject to a grant will be determined by dividing the dollar value of the grant by the closing sales price of a share of Quicksilver common stock on the NYSE or other national securities exchange or market on which the shares are then listed or quoted; provided that, if there are no Quicksilver common stock transactions on such date, the number of shares will be determined with reference to the closing sales price as of the immediately preceding date on which there were Quicksilver common stock transactions.

Vote Required and Effective Date. If approved by the stockholders, the amendments to the Plan providing for grants of restricted stock will become effective immediately. If not approved by the stockholders, such amendments to the Plan will not become effective. In that event, (i) each non-employee director would be entitled to receive an annual grant of options under the Plan valued at $35,000 and to elect to receive additional options under the Plan valued at $35,000 in lieu of a corresponding amount of the cash portion of his or her annual fee and (ii) the balance of each non-employee director’s annual fee of $120,000 would be paid in cash or other consideration outside of the Plan.

Interests of Certain Persons in Matters to be Acted Upon. The non-employee directors, Messrs. Hughes, Morris, Rogers and Warner, have a substantial interest in this Proposal 3. If approved, these non-employee directors will be granted restricted stock and potentially options under the Plan.

Board Recommendation. The Board believes that it would be in Quicksilver’s best interest to adopt the amendments to the Plan to provide for grants of restricted stock in order to strengthen Quicksilver’s ability to attract and retain highly qualified, non-employee directors.

Your Board Recommends a Vote “FOR” Proposal 3.

OTHER MATTERS

The Board does not know of any other matters that are to be presented for action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

STOCKHOLDER PROPOSALS

Stockholder Proposals for Annual Meeting in 2006

Any stockholder who satisfies the SEC requirements and desires to submit a proposal to be considered for inclusion in Quicksilver’s proxy materials for the 2006 annual meeting must submit the proposal to Quicksilver’s Secretary at 777 West Rosedale Street, Suite 300, Fort Worth, Texas 76104. The proposal must be received no later than December 19, 2005 for Quicksilver to consider it for inclusion.

Other Stockholder Business at Annual Meeting in 2006

Stockholders who desire to present other business at the 2006 annual meeting of stockholders, including a nomination of a candidate for election as director at such meeting, must notify Quicksilver’s Secretary of such intent in accordance with Quicksilver’s By-Laws by writing to Quicksilver’s Secretary at 777 West Rosedale Street, Suite 300, Fort Worth, Texas 76104. To be timely, such notice must be received no earlier than February 16, 2006 and no later than March 18, 2006. The advance notice must also meet the other requirements of Article II, Section 12 (in the case of business other than nominations) or Section 13 (in the case of nominations) of Quicksilver’s By-Laws. You may obtain a copy of Quicksilver’s By-Laws by writing to Quicksilver’s Secretary at the address above.

The above Notice of Annual Meeting of Stockholders and proxy statement are sent by order of the Board.

John C. Cirone

Vice President, General Counsel and Secretary

April 18, 2005

Appendix A

QUICKSILVER RESOURCES inc.

CATEGORICAL INDEPENDENCE STANDARDS FOR DIRECTORS

Amended and Restated as of March 8, 2005

Any director of Quicksilver Resources Inc. (together with its consolidated subsidiaries, the “Company”) who satisfies all of the following criteria shall be presumed to be an independent director of Quicksilver:

(i) he or she is not, nor has been within the three years preceding the date of this determination, employed by Quicksilver, and none of his or her immediate family members is, or has been within the three years preceding the date of this determination, an executive officer of Quicksilver;

(ii) he or she has not received, and none of his or her immediate family members has received, during any twelve-month period within the three years preceding the date of this determination, more than $100,000 in direct compensation from Quicksilver, excluding (a) director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), (b) compensation received by a director for former service as an Interim Chairman or CEO or other executive officer of Quicksilver and, (c) compensation received by an immediate family member for services as an employee (other than an executive officer) of Quicksilver;

(iii) he or she is not a current partner or employee, and none of his or her immediate family members is a current partner, of a firm that is Quicksilver’s internal or external auditor;

(iv) he or she does not have an immediate family member who is a current employee of a firm that is Quicksilver’s internal or external auditor and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice;

(v) he or she was not, and none of his or her immediate family members was, within the three years preceding the date of this determination (but is no longer) a partner or employee of a firm that is Quicksilver’s internal or external auditor and personally worked on Quicksilver’s audit within that time;

(vi) he or she is not nor has been, and none of his or her immediately family members is or has been, within the three years preceding the date of this determination, employed as an executive officer of another company where any of Quicksilver’s present executive officers at the same time serves or served on that company’s compensation committee; and

(vii) he or she is not a current employee, and none of his or her immediate family members is a current executive officer, of a company that has made payments to, or received payments from, Quicksilver for property or services in an amount which, in any of the three fiscal years preceding the date of this determination, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

As used in these Categorical Independence Standards for Directors, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

As used in these Categorical Independence Standards for Directors, an “executive officer” includes Quicksilver’s president, principal accounting officer (or, if there is no such accounting officer, the controller), any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), and any other officer or individual who performs policy-making functions for Quicksilver.

In making a determination regarding a director’s independence, the Board of Directors of Quicksilver shall endeavor to consider all relevant facts and circumstances known to such Board, including any direct or indirect commercial, professional, charitable or familial relationships between the director or his or her immediate family members, on the one hand, and Quicksilver or members of its executive management, on the other hand.

In making a determination regarding a director’s independence, any interest or relationship of a director of a type described in Item 404 of Regulation S-K that is not required to be disclosed pursuant to Item 404 shall be presumed not to be inconsistent with the independence of such director, except to the extent otherwise expressly provided with respect to a particular interest or relationship in the NYSE listing standards.

A-1

Appendix B

QUICKSILVER RESOURCES INC.

AMENDED AND RESTATED

2004 NON-EMPLOYEE DIRECTOR EQUITY PLAN

1.    PURPOSE

The purpose of this Amended and Restated 2004 Non-Employee Director Equity Plan of Quicksilver Resources Inc. is to promote and closely align the interests of non-employee directors with those of the shareholders of Quicksilver Resources Inc. by providing stock based compensation. The Plan is intended to strengthen Quicksilver Resources Inc.’s ability to attract and retain outstanding directors.

2.    DEFINITIONS

The following terms shall have the meanings set forth below:

“Act” means the Securities Exchange Act of 1934, as amended.

“Beneficiary” means any person or persons designated in writing by a Participant to the Board on a form prescribed by it for that purpose, which designation shall be revocable at any time by the Participant prior to his or her death, provided that, in the absence of such a designation or the failure of the person or persons so designated to survive the Participant, “Beneficiary” shall mean such Participant’s estate; and further provided that no designation of Beneficiary shall be effective unless it is received by the Company before the Participant’s death.

“Board” means the Board of Directors of the Company.

“Board Approval Date” shall have the meaning given to such term in Section 14.

“Cause” means that the Optionee has ceased to be a member of the Board due to a removal by the Company’s shareholders for cause pursuant to Section 141(k) of the Delaware General Corporation Law (or a successor provision thereto).

“Code” means the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any successor statute.

“Common Stock” means the common stock of the Company.

“Company” means Quicksilver Resources Inc., a Delaware corporation, or any successor corporation.

“Fair Value” has the meaning given to such term in Section 8(a).

“Market Value per Share” means the closing sales price of a share of Common Stock on the New York Stock Exchange (or such other national securities exchange or market on which shares of Common Stock are then listed or quoted) on a particular date. In the event that there are no Common Stock transactions on such date, the Market Value per Share shall be determined by utilization of the above formula as of the immediately preceding date on which there were Common Stock transactions.

“Non-Employee Director” means any member of the Board who is not an employee of the Company or a Subsidiary.

“Option” means an option to purchase shares of Common Stock granted under the Plan.

“Optionee” means any Non-Employee Director who is granted an Option under the Plan.

“Participant” means any Non-Employee Director who is granted Restricted Shares under the Plan.

“Plan” means this Amended and Restated 2004 Non-Employee Director Equity Plan of Quicksilver Resources Inc., as amended from time to time.

“Restriction Period” means, as to any shares included in a grant of Restricted Shares, the period during which the restrictions set forth in Section 7(a) apply to such shares.

“Restricted Shares” means shares of Common Stock granted under the Plan as to which neither the ownership restrictions nor the restrictions on transfer referred to in Section 7(a) have expired.

“Shareholder Approval Date” shall have the meaning given to such term in Section 14.

“Subsidiary” means any corporation, partnership, or limited liability company of which the Company owns directly or indirectly at least a majority of the outstanding shares of voting stock or other voting interest.

“Total Disability” means a Board member’s termination as a director (other than an involuntary termination for Cause) due to his or her “permanent and total disability” within the meaning of Section 22(e)(3) of the Code and as determined by the Board.

3.    ADMINISTRATION

The Plan shall be administered by the Board. The Board shall (i) grant Restricted Shares to Participants, (ii) grant Options to Optionees, and (iii) determine the terms and conditions of such Restricted Shares or Options, all in accordance with the provisions of the Plan. The Board shall have full authority to construe and interpret the Plan, to establish, amend and rescind rules and regulations relating to the Plan, to administer the Plan, and to take all such steps and make all such determinations in connection with the Plan and Restricted Shares and Options granted thereunder as it may deem necessary or advisable. Each Restricted Share grant and Option granted hereunder shall be evidenced by an agreement to be executed by the Company and the Participant or Optionee, as the case may be, containing provisions not inconsistent with the Plan (including without limitation provisions relating to acceleration of vesting or other adjustments in the event of a change in control of or business combination involving the Company). All determinations of the Board shall be by a majority of its members and shall be evidenced by resolution, written consent or other appropriate action, and the Board’s determinations shall be final.

4.    ELIGIBILITY

All Non-Employee Directors are eligible to participate in the Plan.

5.    STOCK SUBJECT TO THE PLAN

Subject to the provisions of Section 10 hereof, the maximum number and kind of shares as to which Restricted Shares or Options may at any time be granted under the Plan are 250,000 shares of Common Stock. Restricted Shares, or shares of Common Stock subject to Options, under the Plan may be either authorized but unissued shares or shares previously issued and reacquired by the Company. Upon the forfeiture (in whole or in part) of a grant of Restricted Shares or the expiration, termination or cancellation (in whole or in part) of unexercised Options, shares of Common Stock subject thereto shall again be available for grant as Restricted Shares or subject to Options granted under the Plan.

6.    GRANTS OF RESTRICTED SHARES OR OPTIONS

(a) One-Time Grant. Each Non-Employee Director in office on the Shareholder Approval Date shall be granted as of the Shareholder Approval Date a number of Restricted Shares equal to $25,000 divided by the Market Value per Share as of the Shareholder Approval Date.

(b) New Director Grants. Each individual who first becomes a Non-Employee Director after the Shareholder Approval Date on a date other than the first business day of a calendar year shall be granted a number of Restricted Shares as of the date such individual becomes a Non-Employee Director equal to $60,000 (if the individual becomes a Non-Employee Director prior to July 1 of any year) or $30,000 (if the individual becomes a Non-Employee Director on or after July 1 of any year) divided by the Market Value per Share as of the date the individual first becomes a Non-Employee Director. For purposes of this Section 6(b), a Non-Employee Director who ceases to be a member of the Board and thereafter becomes a Non-Employee Director again shall be deemed to first become a Non-Employee Director on the date that such individual again becomes a Non-Employee Director.

(c) Annual Awards. On the first business day of each calendar year beginning during the term of the Plan and after the Shareholder Approval Date, each individual who is a Non-Employee Director shall be granted as of such first business day (i) a number of Restricted Shares equal to $60,000 divided by the Market Value per Share as of that date, and (ii) either a number of Restricted Shares equal to $60,000 divided by the Market Value per Share as of such first business day, or an Option to purchase a number of shares of Common Stock equal to $60,000 divided by the Fair Value as of such first business day, provided that, in either case, the Non-Employee Director has elected in writing on or prior to the last day of the preceding calendar year to receive the Restricted Shares or the Option described in this Section 6(c)(ii) in lieu of an equivalent amount of cash compensation from the Company.

7.    TERMS AND CONDITIONS OF AWARDS OF RESTRICTED SHARES

(a) Restrictions. At the time of grant of Restricted Shares to a Participant, either (i) a stock certificate evidencing the shares of Common Stock granted shall be registered in the Participant’s name to be held by the Company for his or her account or (ii) an appropriate entry evidencing the Participant’s ownership of the shares of Common Stock granted shall be made in the stock ownership records or other books and records maintained by or on behalf of the Company. The Participant shall have the entire beneficial ownership interest in, and all rights and privileges of a shareholder as to, such Restricted Shares, including the right to vote such Restricted Shares and, unless the Board shall determine otherwise, the right to receive dividends thereon, subject to the following: (i) subject to Section 7(c), the Participant shall not be entitled to delivery of any stock certificate evidencing such Restricted Shares until the expiration of the Restriction Period; (ii) none of the Restricted Shares may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the Restriction Period; and (iii) all of the Restricted Shares shall be forfeited and all rights of the Participant to such Restricted Shares shall terminate without further obligation on the part of the Company unless the Participant remains as a member of the Board for the entire Restriction Period, except as provided by Section 7(c). Any shares of Common Stock or other securities or property received as a result of a transaction listed in Section 10 shall be subject to the same restrictions as such Restricted Shares.

(b) Vesting. Each grant of Restricted Shares under Section 6 hereof shall become nonforfeitable and the restrictions described in Section 7(a) shall expire as to the total number of shares subject thereto on the first anniversary of the date of such grant of Restricted Shares; provided, in each case, that the Non-Employee Director who received the Restricted Shares has remained a member of the Board through such first anniversary.

(c) Rights Upon Termination of Service. Upon a Participant ceasing to be a member of the Board prior to the end of a Restriction Period for any reason, the Participant shall immediately forfeit all Restricted Shares then subject to the restrictions of Section 7(a) in accordance with the provisions thereof, unless the Board, in its discretion, allows the Participant to retain any or all of the Restricted Shares then subject to the restrictions of Section 7(a), in which case the Restriction Period applicable to such retained Shares shall immediately expire and all restrictions applicable to such retained shares shall immediately lapse.

(d) Payment of Restricted Shares. At the end of the Restriction Period, or at such earlier time as provided for in Section 7(c) or as the Board, in its sole discretion, may otherwise determine, all restrictions applicable to the Restricted Shares shall lapse and, if the Restricted Shares are evidenced by a stock certificate, a stock certificate evidencing a number of shares of Common Stock equal to the number of Restricted Shares, free of all restrictions, shall be delivered to the Participant or his or her Beneficiary, as the case may be.

8.    TERMS AND CONDITIONS OF OPTIONS

(a) Fair Value. As noted in Section 6, the number of shares to be subject to any particular Option is to be determined with reference to the Fair Value which shall be either the Black Scholes Value (described below) or the value of an Option to purchase one share of Common Stock calculated using such other valuation methodology as may at the time of grant be used by the Company to value Options for financial reporting purposes, in each case as calculated as of the particular date of grant of the Option. For this purpose, “Black Scholes Value” means the value of an Option to purchase one share of Common Stock calculated using the Black Scholes option value model. Unless otherwise provided by the Board prior to the applicable date of grant, the Black Scholes option valuation for an Option to be granted on a particular date shall be based on the following assumptions:

(i) the then current price of a share of Common Stock is equal to the Market Value per Share of Common Stock as of the date of grant of the Option;

(ii) the per share exercise price of the Option is equal to the Market Value per Share of Common Stock as of the date of grant of the Option;

(iii) the time until expiration of the Option is equal to the actual time until expiration of the Option (determined without regard to the provisions of Sections 8(h) and 8(i));

(iv) the risk-free interest rate is the asked yield rate, as of the business day preceding the date of grant of the Option and as reported in the Wall Street Journal, for the U.S. Treasury Note or Bond having a maturity date that is closest to the date that is five years after the date of grant of the Option;

(v) the volatility of the price of the Common Stock is calculated based on the closing price of a share of Common Stock on the last trading day of each month for each of the 60 months preceding the month in which the date of grant of the Option occurs; and

(vi) the dividend yield on the Common Stock equals the rate determined by dividing the product of four and the most recent quarterly dividend on the Common Stock as of the date of grant of the Option by the Market Value per Share of Common Stock as of the date of grant of the Option.

(b) Exercise Price. Each Option granted hereunder shall have a per share exercise price equal to the Market Value per Share of Common Stock as of the day such Option is granted.

(c) Vesting. Each Option granted hereunder shall be exercisable only to the extent that it is vested. Except as may otherwise be provided in the agreement evidencing the Option, each Option granted hereunder shall vest as to 1/12 of the total number of shares of Common Stock subject thereto (rounded up to the nearest whole share) on the last day of the first full calendar month following the date of grant of the Option, as to 1/12 of the total number of shares subject thereto (rounded up to the nearest whole share) on the last day of each of the 10 succeeding calendar months, and as to the balance of the shares of Common Stock subject thereto on the last day of the twelfth calendar month following the date of grant of the Option; provided, in each case, that the Non-Employee Director who received the Option has remained a member of the Board through the respective vesting date.

(d) Expiration. Except as otherwise provided in Sections 8(h) and 8(i), each Option granted hereunder shall expire at the close of business on the day before the tenth anniversary of the date of grant of the Option or at such earlier time as may be provided in the agreement evidencing any such Option.

(e) Tax Status of Options. Each Option granted under the Plan shall be a nonqualified stock option and shall not be an “incentive stock option” within the meaning of Section 422 of the Code.

(f) Payment. Shares of Common Stock purchased pursuant to the exercise of an Option shall, at the time of purchase, be paid for in full. All, or any portion, of the Option exercise price may be paid by the surrender to the Company, at the time of exercise, of shares of previously acquired Common Stock owned by the Optionee and held for a period of at least 6 months, to the extent that such payment does not require the surrender of a fractional share of such previously acquired Common Stock. Such shares previously acquired shall be valued at Market Value per Share on the date the option is exercised in accordance with the procedures to be established by the Board. A holder of an Option shall have none of the rights of a shareholder until the shares of Common Stock are issued to him or her following exercise of the Option.

(g) Non-Transferability of Options. During an Optionee’s lifetime, the Option may be exercised only by the Optionee. Options shall not be transferable, except for exercise by the Optionee’s legal representatives or heirs; provided, however, that an Optionee may, with prior approval from the Board (or its designee), transfer an exercisable Option to (i) a member or members of the Optionee’s immediate family, (ii) a trust, the beneficiaries of which consist exclusively of members of the Optionee’s immediate family, (iii) a partnership, the partners of which consist exclusively of members of the Optionee’s immediate family, or (iv) any similar entity created for the exclusive benefit of members of the Optionee’s immediate family. The Board or its designee must approve the form of any transfer of an Option to or for the benefit of any immediate family member or members before such transfer shall be recognized as valid hereunder. For purposes of the preceding sentence, any remote, contingent interest of persons other than a member of the Optionee’s immediate family shall be disregarded. For purposes of this Section 8(g), immediate family means an Optionee’s spouse, children and grandchildren, including step and adopted children and grandchildren.

(h) Rights Upon Termination of Service. Upon an Optionee ceasing to be a member of the Board for any reason other than death, each Option of such Optionee shall be exercisable only as to those shares of Common Stock which were then subject to the exercise of such Option, provided that the Board may determine that particular limitations and restrictions under the Plan shall not apply, and such Option shall expire according to the following schedule:

(i) Retirement. Option shall expire, unless exercised, five years after the Optionee’s retirement from the Board, at or after age 55, with at least five years of service on the Board.

(ii) Disability. Option shall expire, unless exercised, five years after the date the Optionee’s service on the Board is terminated due to the Optionee’s Total Disability.

(iii) Cause. Option shall expire upon Optionee’s service on the Board being terminated for Cause.

(iv) All Other Terminations. Option shall expire, unless exercised, three months after the date of such termination.

In no event, however, shall any Option be exercisable pursuant to this Section 8(g) subsequent to the tenth anniversary of the date on which it is granted or subsequent to any earlier termination in accordance with the terms of the agreement evidencing such Option.

(i) Death of Optionee. Upon the death of an Optionee during his or her term of service on the Board, an Option shall be exercisable only as to those shares of Common Stock which were subject to the exercise of such Option at the time of his or her death, provided that the Board may determine that particular limitations and restrictions under the Plan shall not apply, and such Option shall expire, unless exercised by the Optionee’s legal representatives or heirs, five years after the date of death.

In no event, however, shall any Option be exercisable pursuant to this Section 8(i) subsequent to the tenth anniversary of the date on which it is granted or subsequent to any earlier termination in accordance with the terms of the agreement evidencing such Option.

(j) Continuance of Service. Except as provided in Section 8(h) or 8(i), the vesting schedule applicable to an Option requires continued service through each applicable vesting date as a condition to the vesting of the applicable installment of the Option and the rights and benefits under the Plan. Service for only a portion of a vesting period, even if substantial, will not entitle the Optionee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of service as a Board member as provided in Section 8(h) or 8(i).

9.    REGULATORY APPROVALS AND LISTING

The Company shall not be required to issue to a Participant, an Optionee, or a Beneficiary, as the case may be, any Restricted Shares or shares of Common Stock upon exercise of an Option prior to (i) the obtaining of any approval from any governmental agency which the Company, in its sole discretion, shall determine to be necessary or advisable, (ii) the admission of such shares to listing on any stock exchange on which the Common Stock may then be listed, and (iii) the completion of any registration or other qualification of such shares under any state or Federal law or rulings or regulations of any governmental body which the Company, in its sole discretion, shall determine to be necessary or advisable.

10.    ADJUSTMENT IN EVENT OF CHANGES IN CAPITALIZATION

In the event of a recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, rights offering, separation, spin-off, reorganization or liquidation, or any other change in the corporate structure or shares of the Company, the Board will make such equitable adjustments as it deems appropriate in the number and kind of shares authorized by the Plan, in the option price of outstanding Options, and in the number of Restricted Shares or shares subject to Options. In the event of any such transaction or event, the Board, in its discretion, may provide in substitution for any or all outstanding Restricted Shares or Options such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection with such substitution the surrender of all Restricted Shares or Options so replaced. Moreover, the Board may on or after the date of grant provide in the award agreement under the Plan that the holder of the Restricted Shares or Option may elect to receive an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect, or the Board may provide that the holder will automatically be entitled to receive such an equivalent award.

The Company will not be required to issue any fractional share of Common Stock pursuant to the Plan. The Board may provide for the elimination of fractions or for the settlement of fractions in cash.

11.    TERM OF THE PLAN

No Restricted Shares or Options shall be granted pursuant to the Plan after May 18, 2014 but grants of Restricted Shares or Options theretofore granted may extend beyond that date and the terms and conditions of the Plan shall continue to apply thereto.

12.    TERMINATION OR AMENDMENT OF THE PLAN

The Board may at any time terminate the Plan with respect to any shares of Common Stock not at that time constituting outstanding Restricted Shares or subject to outstanding Options and may from time to time alter or amend the Plan or any part thereof (including, but without limiting the generality of the foregoing, any amendment deemed necessary to ensure that the Company may obtain any approval referred to in Section 10 or to ensure that the grant of Restricted Shares or Options, the exercise of Options or any other provision of the Plan complies with Section 16(b) of the Act), provided that no change with respect to any Restricted Shares or Options theretofore granted may be made which would impair the rights of a Participant or an Optionee without the consent of such Participant or Optionee and, further, that without the approval of shareholders, no alteration or amendment may be made which would (i) increase the maximum number of shares of Common Stock subject to the Plan as set forth in Section 5 (except by operation of Section 10), (ii) extend the term of the Plan, or (iii) change the class of eligible persons who may receive grants of Restricted Shares or Options under the Plan.

13.    GENERAL PROVISIONS

(a) Neither the Plan nor the grant of any Restricted Shares or Option nor any action by the Company or the Board shall be held or construed to confer upon any person any right to continued service as a Non-Employee Director.

(b) All questions pertaining to the construction, regulation, validity and effect of the Plan shall be determined in accordance with the laws of the State of Delaware, without regard to conflict of laws doctrine.

(c) It is the Company’s intention that any Restricted Shares or Option granted under the Plan shall not constitute a deferral of compensation within the meaning of Section 409A of the Code. In granting such Restricted Shares or an Option, the Board will use its best efforts to exercise its authority under the Plan with respect to the terms of such Restricted Shares or Option in a manner that the Board determines in good faith will not cause the Restricted Shares or Option to be subject to Section 409A of the Code and, should the Restricted Shares or an Option be subject to Section 409A of the Code, to comply with Section 409A of the Code and thereby avoid the imposition of penalty taxes and interest upon the holder of the Restricted Shares or Option.

14.    EFFECTIVE DATE

The Plan was adopted by the Board as of April 14, 2004 and was approved by the shareholders of the Company on May 18, 2004. The Plan was subsequently amended and restated by the Board effective April 7, 2005 (the “Board Approval Date”) and will become effective immediately upon approval by the Company’s shareholders no later than 12 months after the Board Approval Date (the date upon which such shareholder approval is received being referred to as the “Shareholder Approval Date”).

QUICKSILVER RESOURCES INC.

By:
Glenn Darden, President and CEO

PROXY

QUICKSILVER RESOURCES INC.

777 West Rosedale Street

Fort Worth, Texas 76104

This proxy is solicited by the Board of Directors of Quicksilver Resources Inc. for the Annual Meeting of Stockholders on May 17, 2005.

The undersigned hereby appoints Bill Lamkin and Diane Weaver and each of them as proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to vote all shares of Quicksilver Resources Inc. common stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Central Daylight Time on Tuesday, May 17, 2005 at the Fort Worth Club, 306 West Seventh Street, Fort Worth, Texas 76102, or at any adjournment thereof (the “Annual Meeting”), upon the matters set forth on the reverse side and described in the accompanying proxy statement and upon such other business as may properly come before the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted “For” the nominees listed herein and each of the other proposals listed herein and in accordance with the discretion of the person voting the proxy with respect to any other business properly brought before the Annual Meeting.

Please mark your votes as indicated in this example: ☒

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees: Thomas F. Darden Mark J. Warner	☐	FOR all nominees (except as marked to the contrary)	☐	WITHHOLD AUTHORITY to vote for all nominees

INSTRUCTION: to withhold authority to vote for any individual nominee or nominees, strike through the nominee’s name above.

PROPOSAL 2:	APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY

☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL 3:	AMENDMENT TO THE 2004 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

☐ FOR	☐ AGAINST	☐ ABSTAIN

Please check the following box if you plan to attend the Annual Meeting of Stockholders in person. ☐

All shares will be voted as directed herein and, unless otherwise directed, will be voted “For” proposal 1, “For” proposal 2 and “For” proposal 3 and in accordance with the discretion of the person voting the proxy with respect to any other business properly brought before the meeting. You may revoke this proxy at any time prior to the time this proxy is voted.

Dated:	, 2005

Signature

Signature

Please sign exactly as your name or names appear hereon. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give full title as such. Joint owners should each sign. In the case of a corporation, partnership or other entity, the full name of the organization should be used and the signature should be that of a duly authorized officer or person.

Please vote, sign, date and return this proxy form promptly using the enclosed envelope.